Filed Pursuant to Rule 424(b)(3)

Registration No. 333-290776

PROSPECTUS

1,019,047 Shares of Common Stock

Issuable Upon Exercise of Outstanding Warrants

This prospectus relates to the resale of up to 1,019,047 shares of common stock, $0.001 par value per share (the “Common Stock”), of Peraso Inc. (the “Company,” “we,” “our” or “us”) by the Selling Stockholders listed in this prospectus or their permitted transferees (the “Selling Stockholders”). The shares of Common Stock registered for resale pursuant to this prospectus consist of (i) 952,380 shares of Common Stock (the “Common Warrant Shares”) issuable upon the exercise of Series E warrants (the “Common Warrants”) and (ii) 66,667 shares of Common Stock (the “Placement Agent Warrant Shares” and together with the Common Warrant Shares, the “Warrant Shares”) issuable upon the exercise of certain warrants issued to our placement agent and its designees (the “Placement Agent Warrants” and together with the Common Warrants, the “Warrants”). The Warrants were issued to the Selling Stockholders in a private placement offering (the “Private Placement”), which closed on September 12, 2025.

For additional information about the Private Placement, see “Private Placement” on page 8 of this prospectus.

The Common Warrants have an exercise price of $1.25 per share and are exercisable beginning on the six-month anniversary of the date of issuance. The Common Warrants are exercisable until the five and one half-year anniversary of the initial exercise date. The Placement Agent Warrants have substantially the same terms as the Common Warrants, except that the Placement Agent Warrants have an exercise price of $1.475, are exercisable immediately upon issuance until the five-year anniversary of the date of issuance and include piggyback registration rights that are triggered if there is not an effective registration statement covering the resale of all of the Placement Agent Warrant Shares while the Placement Agent Warrants are outstanding.

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in their shares of Common Stock on any stock exchange, market or trading facility on which the shares of Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the shares of Common Stock by the Selling Stockholders. However, we will receive the proceeds of any cash exercise of the Warrants. See “Use of Proceeds” beginning on page 12 and “Plan of Distribution” beginning on page 13 of this prospectus for more information.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “PRSO.” On December 8, 2025, the last reported sale price of our Common Stock as reported on Nasdaq was $0.9846.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission on March 28, 2025, and our other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 8, 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders named in this prospectus may offer and sell the shares of Common Stock described in this prospectus in one or more offerings. Any accompanying prospectus supplement or any related free writing prospectus may also add, update or change information contained in this prospectus or in any documents incorporated by reference into this prospectus. If the information varies between this prospectus and any accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. You should read this prospectus, any accompanying prospectus supplement and any related free writing prospectus, together with the information incorporated herein or therein by reference, as described under the heading “Where You Can Find More Information,” before investing in the shares of Common Stock offered hereby.

You should rely only on the information that we have included or incorporated by reference into this prospectus, any accompanying prospectus supplement and any applicable free writing prospectus. We have not, and the Selling Stockholders have not, authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any applicable free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any applicable free writing prospectus. This prospectus, any accompanying prospectus supplement and any applicable free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus, any accompanying prospectus supplement or any applicable free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

For investors outside the United States, neither we nor the Selling Stockholders have done anything that would permit this offering, or possession or distribution of this prospectus, any prospectus supplement or free writing prospectus, in any jurisdiction where action for that purpose is required other than in the United States. Persons outside the United States who come into possession of this prospectus, any applicable prospectus supplement or free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Common Stock and the distribution of this prospectus outside of the United States.

Unless the context otherwise requires, references in this prospectus to “Peraso,” “the Company,” “we,” “us,” “our” and similar terms refer to Peraso Inc., a Delaware corporation, and its consolidated subsidiaries.

All references to “this prospectus” refer to this prospectus and any applicable prospectus supplement, including the documents incorporated by reference herein and therein, unless the context otherwise requires.

Trademarks, service marks or trade names of any other companies appearing in this prospectus are the property of their respective owners. Use or display by us of trademarks, service marks or trade names owned by others is not intended to and does not imply a relationship between us, and/or endorsement or sponsorship by, the owners of the trademarks, service marks or trade names.

Note Regarding Reverse Stock Split

We effected a reverse stock split of our outstanding Common Stock at a ratio of 1-for-40, effective as of January 2, 2024. All share and per-share amounts in this prospectus have been restated to reflect the reverse stock split.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Overview

We are a fabless semiconductor company focused on the development and sale of: (i) millimeter wavelength wireless technology, or mmWave, semiconductor devices and antenna modules based on our proprietary semiconductor devices and (ii) performance of non-recurring engineering, or NRE, services and licensing of intellectual property, or IP. Our primary focus is the development of mmWave technology for wireless communications. mmWave is generally described as the frequency band from 24 Gigahertz, or GHz, to 300 GHz. Our mmWave products, which primarily operate in the spectrum from 24 GHz to 71 GHz, enable a range of applications including: multi-gigabit point-to-point, or PtP, wireless links with a range of up to 25 kilometers and operating in the 60 GHz frequency band; multi-gigabit point-to-multi-point, or PtMP, links in the 60 GHz frequency band used to provide fixed wireless access, or FWA, services; FWA in the 5G operating bands from 24 GHz to 43 GHz to provide multi-gigabit capability and low latency connections; military communications; and consumer applications, such as high performance wireless video streaming and untethered augmented reality and virtual reality. We also had a line of memory-denominated integrated circuits, or ICs, for high-speed cloud networking, communications, security appliance, video, monitor and test, data center and computing markets that delivered time-to-market, performance, power, area and economic benefits for system original equipment manufacturers, or OEMs. As discussed below, we initiated an end-of-life of these products in 2023, and fulfilled all outstanding EOL orders of our memory IC products in March 2025. Since then, we have received and may receive additional purchase orders for our remaining inventory.

We incurred net losses of approximately $2.3 million for the six months ended June 30, 2025, and approximately $10.7 million for the year ended December 31, 2024, and we had an accumulated deficit of approximately $179.4 million as of June 30, 2025. These and prior year losses have resulted in significant negative cash flows and have necessitated that we raise substantial amounts of additional capital during this period. This raises significant doubt about our ability to continue as a going concern, which was also expressed by the Company’s independent registered public accounting firm in its report on the Company’s consolidated financial statements for the year ended December 31, 2024. We will need to increase revenues substantially beyond levels that we have attained in the past in order to generate sustainable operating profit and sufficient cash flows to continue doing business without raising additional capital from time to time.

Our Products

Our primary focus is the development, marketing and sale of our mmWave products.

mmWave ICs

Currently, there are two industry standards that incorporate mmWave technology for wireless communications: (i) license-free: IEEE 802.11ad/ay and (ii) licensed: 3GPP Release 15-17 (commonly referred to as 5G). We have developed and continue to develop products that conform to these standards. To date, we have not sold any 5G products, as our primary business focus remains license-free markets.

Our first mmWave IC product line operates in the license-free 60 GHz band and conforms to the IEEE 802.11ad standard. This product line includes a baseband IC, several variations of mmWave radio frequency, or RF, ICs, and associated antenna technology.

Our 60 GHz IEEE802.11ad products have two very important advantages over traditional 2.4 GHz / 5 GHz Wi-Fi products: very high data rates (up to 3.0 Gbps) and low latency, i.e., less than 5 ms. The first application that had traction was outdoor broadband, including applications such as PtP backhaul links or FWA using PtMP links. As the spectrum is unlicensed (free), wireless Internet service providers, or WISPs, can provide services without having to procure expensive wireless spectrum licenses. We believe that our mmWave technology can be deployed quickly and cost effectively in rural and suburban environments, including in remote and low-income regions where residents often have poor Internet quality. While carriers can provide fiber access, the cost of fiber deployment can be prohibitive and trenching for fiber is time consuming and can limit the rate at which new subscribers are added. Our mmWave products enable WISPs to deploy broadband service using low-cost terminals and infrastructure, while avoiding the costs of deploying cable or fiber.

We are a leading supplier of semiconductors in the mmWave PtP and PtMP markets. We are currently shipping to leading equipment suppliers in this space, as well as directly to service providers that are building their own equipment. We believe we bring certain advantages to the market, including our products supporting the spectrum from 66 GHz to 71 GHz, which is often referred to as channels 5 and 6 in the 802.11ad/ay specifications. The key advantage in supporting these channels is that the signals are able to propagate much further than channels 1 through 4; this is a result of significantly lower oxygen absorption at frequencies above 66 GHz. To date, our FWA customers have achieved links in the range of 25 kilometers, which we believe is industry-leading.

In the indoor area, the 802.11ad technology is ideal for high-speed, low-latency video applications, and our products can support 3Gbps links with under 5 ms of latency. Representative applications include:

●	AR/VR links between the headset and the video console;

●	USB video cameras for corporate video conferencing;

●	wireless security cameras; and

●	smart factory safety and surveillance.

Our mmWave ICs have been in volume production since 2018. A core competency of the Company is phased-array technology, or beamforming, in which an array of antenna elements work in unison to create a focused RF beam. Through adjustment of the relative phase of the antenna signals, the beams can be directed to support robust wireless connection. We are a leader in the production of mmWave devices and have pioneered a high-volume mmWave production test methodology using standard low-cost production test equipment. It has taken us several years to refine performance of this production test methodology, and we believe this places us in a leadership position in addressing the operational challenges of delivering mmWave products into high-volume markets.

Our second product line addresses the 5G mmWave opportunity. In its 4G-5G FWA Survey 2024 issued in August 2024, the Global Mobile Supplier Association reported that 5G mmWave FWA was ramping and that shipments of 5G devices with mmWave capability are expected to grow 22% in 2024, while still representing less than 10% of all 5G device shipments. Given our extensive experience in the development of mmWave technology, 5G mmWave is a logical adjacent and larger market. We have sampled a highly integrated 5G mmWave beamformer IC, which operates in the 24 GHz to 43 GHz frequency range. The device supports dual-stream multiple input, multiple output, or MIMO, with two 16-channel beamforming arrays. In June 2023, we announced a collaboration with pSemi, a Murata company, for the development of a 5G customer premise receiver utilizing our beamformer IC and pSemi’s up-down converter IC. The goals of the collaboration are to reduce the number of components and cost of each RF module to promote faster time to market for more rapid deployment by prospective customers.

mmWave Antenna Modules

We produce and sell complete mmWave antenna modules for license-free 60 GHz applications. The primary advantage provided by our antenna modules is that our proprietary mmWave ICs and the antenna are integrated into a single device. A differentiating characteristic of mmWave technology is that the RF amplifiers must be as close as possible to the antenna to minimize loss. With our module, we can guarantee the performance of the amplifier/antenna interface and simplify customers’ RF engineering, facilitating more opportunities for customer prospects that have not provided RF-type systems, as well as shortening the time to market for new products. It is possible for third parties to provide competitive module products, but, because we utilize our mmWave ICs and incorporate our proprietary mmWave antenna IP, we can provide a highly-competitive solution based on our internally-owned and developed module components.

Our PERSPECTUS family of mmWave antenna modules enable WISPs to offer high-capacity FWA networks in the unlicensed 60-GHz spectrum. The PERSPECTUS product family includes our integrated 60 GHz mmWave antenna modules and enhanced software for PtMP FWA applications. Our PERSPECTUS products allow rapid development of low-cost network equipment utilizing over 14 GHz of spectrum to provide multi-gigabit access services. Leveraging our integrated phased-array antennas and operating in the upper channels of the band, link ranges from 1.5 kilometers up to extended ranges of 30 kilometers can be achieved using a parabolic reflector.

Additionally, we have established an innovative user arbitration protocol called DUNE that is specifically designed to optimize network performance in dense urban environments using our PERSPECTUS antenna modules. DUNE is a result of our decade-long experience in mmWave technology and in-house development of the intellectual property incorporated in media access control, which controls the hardware, the physical layer, which controls the physical connection and software drivers, as well as novel antenna designs and beamforming algorithms. DUNE takes a multi-level approach to reducing contention and interference by incorporating both physical, e.g. antenna and beamforming, and protocol-level innovations.

Memory

We had a memory product line comprising our Bandwidth Engine ICs, which are memory-dominated ICs that were designed to be (i) high-performance companion ICs to packet processors and (ii) targeted for high-performance applications where throughput is critical. Taiwan Semiconductor Manufacturing Corporation, or TSMC, the sole foundry that manufactured the wafers used to produce our memory IC products, discontinued the foundry process used to produce such wafers. As a result, in May 2023, we initiated an end-of-life, or EOL, of our memory IC products, and fulfilled all outstanding EOL orders of our memory IC products in March 2025. Since then, we have received and may receive additional purchase orders for our remaining inventory.

Recent Developments

Unsolicited, Non-binding Proposal from Mobix Labs, Inc.

On June 27, 2025, we confirmed in a public press release the receipt of an unsolicited, non-binding proposal from Mobix Labs, Inc. (“Mobix Labs”) to acquire all of the Company’s issued and outstanding equity securities in exchange for newly issued shares of Mobix Labs common stock, with a fixed exchange ratio based on the average daily closing price of our Common Stock over the 30 calendar days ending on June 11, 2025, plus a 20% premium, or approximately $1.20 per share.

On July 11, 2025, we issued a press release announcing the initiation of the strategic review process. Following this, our financial advisor contacted potential counterparties to invite them to participate in the process subject to such parties’ execution of our standard non-disclosure agreement, which includes a standstill provision. Our financial advisor also contacted Mobix Labs to request that Mobix Labs execute our non-disclosure agreement in order to participate in the process, which Mobix Labs declined to execute.

On August 19, 2025, we issued a public press release providing an update on our strategic review process, including our engagement with potential counterparties and our continued openness to engaging with Mobix Labs and others, while noting that Mobix Labs declined to enter into our standard non-disclosure agreement and indicated it would not agree to receive material non-public information (“MNPI”).

On September 8, 2025, we issued a press release providing another update on our strategic review process, including regarding the two letters that we received from Mobix Labs, dated as of September 4, 2025, and September 5, 2025, in connection with its unsolicited offer to acquire all outstanding shares of the Company. The September 4 letter included a revised acquisition proposal involving a combination of cash and stock consideration in an undetermined amount, and a reiteration of Mobix Labs’ refusal to enter into a confidentiality agreement or receive MNPI from us. The September 5 follow-up letter stated that while Mobix Labs continued to oppose any standstill restrictions, it would be willing to consider a limited confidentiality arrangement to permit us to share MNPI deemed reasonably necessary, provided that such arrangement did not include a standstill and did not indefinitely constrain Mobix Labs. In response to such letters, we authorized a limited exploratory call with Mobix Labs, and we requested that any such discussion take place without us sharing any MNPI and outside the bounds of a confidentiality agreement, which exploratory call would serve to allow us to better understand Mobix Labs’ revised proposal and intentions.

On September 11, 2025, following the limited exploratory call with Mobix Labs on September 10, 2025, Mobix Labs issued a public statement describing the discussions had in such limited exploratory call and announcing an enhanced proposal of approximately 30% cash and 70% Mobix Labs common stock. Then, on September 12, 2025, we issued a press release to provide clarification to all stockholders relating to such public statements made by Mobix Labs, including that we did not respond to Mobix Labs’ proposal and that we did not agree to continue discussions with Mobix Labs during the call, and we sent a letter to Mobix Labs to clarify our position.

On September 13, 2025, Mobix Labs filed a Form 425 with the SEC and issued a related press release announcing its intent to commence a hostile exchange offer to acquire all outstanding shares of the Company. In the press release, Mobix Labs stated that the proposed offer is expected to consist of a mix of cash and Mobix Labs common stock, with an intended closing timeline of approximately 75 days.

On September 29, 2025, Mobix Labs delivered another letter to our board of directors reiterating its interest in a business combination and submitting what it described as a definitive proposal to acquire all outstanding shares of the Company for $1.30 per share, consisting of a mix of cash and Mobix Labs common stock, and also separately requested the Company’s cooperation with respect to an anticipated registration statement on Form S-4.

On October 3, 2025, Mobix Labs delivered an updated letter superseding its prior proposal and proposing to acquire all outstanding shares of the Company for $1.30 per share in cash, stating that the proposal was not subject to financing contingencies and was based on the Company’s publicly reported share count as of June 30, 2025.

On October 6, 2025, we sent a letter to Mobix Labs acknowledging receipt of its revised proposal and requesting clarification regarding share count assumptions, treatment of the Company’s publicly disclosed warrants and equity-linked instruments, and financing sources. Also on October 6, 2025, Mobix Labs issued a press release publicly announcing its updated all-cash proposal and reiterating its preference for a cooperative process with the Company.

On October 30, 2025, we entered into a mutual confidentiality agreement with Mobix Labs in connection with our ongoing review of strategic alternatives. The confidentiality agreement contains customary terms, including mutual 12-month standstill and non-solicitation provisions. On November 3, 2025, Mobix Labs issued a press release publicly announcing its entry into a mutual confidentiality agreement with us.

Our board of directors is evaluating the Company’s options to enhance stockholder value. Our board of directors and management team are committed to acting in the best interests of all stockholders. Consistent with its fiduciary duties and in consultation with the Company’s financial and legal advisors, our board of directors will carefully review Mobix Labs’ proposal to determine the course of action that it believes is in the best interest of the Company and its stockholders. We do not intend to make further comments regarding potential transactions or provide any public updates regarding proposed or potential transactions, unless required by applicable law or a regulatory body. There can be no assurance that any transaction will be completed at this price or at any other price with such third party or any other third party.

Compliance with Nasdaq Minimum Bid Price Requirement

On September 5, 2025, we received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of our common stock for the 30 consecutive business days ending on September 4, 2025, we no longer met the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). On September 19, 2025, we received a notification letter from Nasdaq notifying us that we had regained compliance with the minimum bid price requirement.

Corporate History and Information

We were formerly known as MoSys, Inc., and we were incorporated in California in 1991 and reincorporated in 2000 in Delaware. On September 14, 2021, we and our subsidiaries, 2864552 Ontario Inc. and 2864555 Ontario Inc., entered into an Arrangement Agreement (the “Arrangement Agreement”) with Peraso Tech, a corporation existing under the laws of the province of Ontario, to acquire all of the issued and outstanding common shares of Peraso Tech (the “Peraso Shares”), including those Peraso Shares to be issued in connection with the conversion or exchange of secured convertible debentures and common share purchase warrants of Peraso Tech, as applicable, by way of a statutory plan of arrangement (the “Arrangement”) under the Business Corporations Act (Ontario). On December 17, 2021, following the satisfaction of the closing conditions set forth in the Arrangement Agreement, the Arrangement was completed and we changed our name to “Peraso Inc.” and began trading on Nasdaq under the symbol “PRSO.”

Our principal corporate offices are located at 2033 Gateway Place, Suite 500, San Jose, California 95110. Our telephone number is (408) 418-7500. The address of our website is www.perasoinc.com. The information provided on or accessible through our website (or any other website referred to in the registration statement, of which this prospectus forms a part) is not part of the registration statement, of which this prospectus forms a part.

THE OFFERING

Shares of Common Stock offered by the Selling Stockholders	Up to 1,019,047 shares of Common Stock issuable upon exercise of the Warrants.

Use of Proceeds	We will not receive any proceeds from the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus. However, we will receive the proceeds of any cash exercise of the Warrants. We intend to use the net proceeds from any cash exercise of the Warrants, if any, for general corporate purposes, which may include research and development, sales and marketing initiatives and general administrative expenses, working capital and capital expenditures. Please see the section entitled see “Use of Proceeds” on page 12 of this prospectus for a more detailed discussion.

Nasdaq Capital Market symbol	Our Common Stock is currently listed on Nasdaq under the symbol “PRSO.” There is no established public trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

Risk Factors	An investment in our securities involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 6 of this prospectus. In addition before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 28, 2025, and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you decide to invest in our securities, you should carefully consider the following risks and uncertainties as well as the risks and uncertainties described under the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 28, 2025, and our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with other information in this prospectus, the information and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us, or that we currently view as immaterial, may also impair our business, operating results, prospects or financial condition. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the trading price of our Common Stock could decline and you might lose all or part of your investment.

Risks Related to this Offering and Ownership of Our Common Stock

A sale of a substantial number of shares of Common Stock by the Selling Stockholders could cause the price of our Common Stock to decline.

The shares of Common Stock covered by this prospectus represent a large number of shares of our Common Stock, and, following the effectiveness of the registration statement of which this prospectus forms a part, such shares of Common Stock may be sold by the Selling Stockholders in the public market without restriction. If the Selling Stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of the shares of Common Stock in the public market, the price of our Common Stock may decline. Additionally, such conditions may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

If we are unable to satisfy the continued listing requirements of Nasdaq, our Common Stock could be delisted and the price and liquidity of our Common Stock may be adversely affected.

Our Common Stock may lose value and could be delisted from Nasdaq due to several factors or a combination of such factors. While our Common Stock is currently listed on Nasdaq, we can give no assurance that we will be able to maintain compliance with the continued listing requirements of Nasdaq, including, but not limited to, the corporate governance requirements and the minimum closing bid price requirement or the minimum equity requirement. If we fail to maintain compliance with any such continued listing requirement, there can also be no assurance that we will be able to regain compliance with any such continued listing requirement in the future or that our Common Stock will not be delisted in the future.

If we were to be delisted, we would expect our Common Stock to be traded in the over-the-counter market which could adversely affect the liquidity of our Common Stock. Additionally, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Common Stock;

●	a decreased ability to issue additional securities or obtain additional financing in the future;

●	reduced liquidity for our stockholders;

●	potential loss of confidence by customers, collaboration partners and employees; and

●	loss of institutional investor interest.

In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our Common Stock, prevent our Common Stock from dropping below the Nasdaq minimum bid price requirement, or prevent future non-compliance with Nasdaq’s listing requirements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, liquidity, future revenue, projected expenses, results of operations, prospects, plans and objectives of management are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” “opportunity,” “goals,” or “should,” and similar expressions are intended to identify forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors.

We based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in “Risk Factors” in this prospectus, and under a similar heading in any other annual, periodic or current report incorporated by reference into this prospectus or that we may file with the SEC in the future.

Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge quickly and from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement.

You should also read carefully the factors described in the “Risk Factors” section of this prospectus, and under a similar heading in any other annual, periodic or current report incorporated by reference into this prospectus, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. You are advised to consult any further disclosures we make on related subjects in our future public filings.

PRIVATE PLACEMENT

On September 11, 2025, we entered into an inducement offer letter agreement (the “Inducement Letter”) with a holder (the “Holder”) of our existing Series C warrants to purchase up to an aggregate of 952,380 shares of Common Stock, issued to the Holder on November 6, 2024 (the “Existing Warrants”). The Existing Warrants had an exercise price of $1.61 per share and, as of September 11, 2025, had an expiration date of December 5, 2025. Pursuant to the Inducement Letter, the Holder agreed to exercise for cash its Existing Warrants at a reduced exercise price of $1.18 per share in consideration for our agreement to issue in a private placement the Common Warrants to the Holder (the “2025 Warrant Inducement”). We received aggregate gross proceeds of approximately $1.1 million from the exercise of the Existing Warrants by the Holder in connection with the 2025 Warrant Inducement, before deducting placement agent fees and other offering expenses payable by us.

Pursuant to the Inducement Letter, we agreed to file a registration statement on Form S-3 providing for the resale of the Common Warrant Shares within 30 calendar days of September 11, 2025, and to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC within 60 calendar days (or 90 calendar days if the SEC notifies us that it will “review” such registration statement) following the initial filing of such registration statement and to keep such registration statement effective until the earlier of (i) the date that the Holder no longer owns any Common Warrants or Common Warrant Shares or (ii) the Delegend Date (as defined in the Inducement Letter). We have filed the registration statement of which this prospectus forms a part pursuant to the Inducement Letter.

Additionally, pursuant to the Inducement Letter, we agreed not to issue any shares of Common Stock or Common Stock equivalents or to file any other registration statement with the SEC (in each case, subject to certain exceptions) until 20 days after September 11, 2025. We also agreed not to effect or agree to effect any Variable Rate Transaction (as defined in the Inducement Letter) until 120 calendar days after September 11, 2025 (subject to certain exceptions). Further, the Holder agreed to a leak-out pursuant to which it will not transfer, directly or indirectly, shares of Common Stock or Common stock equivalents on any trading day until 15 days after September 11, 2025, in an amount representing more than 20% of the cumulative trading volume of the Common Stock for such date; provided, however, that this leak-out will not apply during such times that the trading price of the Common Stock is equal to or greater than $1.50.

We engaged Ladenburg Thalmann & Co. Inc. (“Ladenburg”) to act as our exclusive placement agent in connection with the 2025 Warrant Inducement, as summarized above, and paid Ladenburg a cash fee equal to 9.0% of the gross proceeds received from the Holder’s exercise of its Existing Warrants. We also reimbursed Ladenburg for its expenses in connection with the Private Placement in an amount of $45,000. In addition, in connection with the transactions summarized above, we issued Ladenburg and its designees the Placement Agent Warrants.

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition by the Selling Stockholders identified in the table below of up to an aggregate 1,019,047 shares of Common Stock issuable upon the exercise of the Warrants. The Selling Stockholders acquired their securities in the 2025 Warrant Inducement described above under the heading “Private Placement.”

The below table sets forth certain information with respect to each Selling Stockholder, including (a) the shares of Common Stock beneficially owned by such Selling Stockholder prior to this offering, (b) the number of shares of Common Stock being offered by such Selling Stockholder pursuant to this prospectus and (c) such Selling Stockholder’s beneficial ownership of Common Stock after completion of this offering, assuming that all of the shares of Common Stock covered by this prospectus (but none of the other shares, if any, held by the Selling Stockholders) are sold to third parties in this offering.

The table is based on information supplied to us by the Selling Stockholders. Beneficial and percentage ownership is determined in accordance with the rules and regulations of the SEC, which is based on voting or investment power with respect to such shares, and this information does not necessarily indicate beneficial ownership for any other purpose. In accordance with SEC rules, in computing the number of shares beneficially owned by a Selling Stockholder, shares of Common Stock subject to derivative securities held by that Selling Stockholder that are currently exercisable or convertible, or that will be exercisable or convertible within 60 days after December 3, 2025, are deemed outstanding for purposes of such Selling Stockholder, but not for any other Selling Stockholder. The Selling Stockholder’s percentage ownership in the table below is based on 9,367,863 shares of Common Stock and Exchangeable Shares outstanding as of December 3, 2025.

The Selling Stockholders may sell all, some or none of their shares of Common Stock covered by this prospectus. We do not know the number of such shares, if any, that will be offered for sale or otherwise disposed of by any of the Selling Stockholders. Furthermore, since the date on which we filed this prospectus, the Selling Stockholders may have sold, transferred or disposed of shares of Common Stock covered by this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution” beginning on page 13.

	Beneficially Owned Before Offering		Shares of Common Stock Offered Under this	Beneficially Owned After Offering(1)
Name of Selling Stockholder	Number	Percentage	Prospectus	Number	Percentage(2)
Brio Capital Master Fund Ltd.(3)	473,105	4.99%	952,380	526,626	4.99%
Ladenburg Thalmann & Co. Inc.(4)	145,199	1.53%	26,667	118,532	1.13%
David Coherd(5)	13,433	*	4,000	9,433	*
Andrew Moorefield(6)	12,732	*	3,299	9,433	*
Nicholas Stergis(7)	185,267	1.94%	31,051	154,216	1.46%
Daniel Daley(8)	1,650	*	1,650	–	–

*	Less than one percent (1.0%).

(1)	Assumes that all of the shares of Common Stock being registered by this prospectus are resold by the Selling Stockholders to third parties.

(2)	The Selling Stockholder’s percentage ownership after the offering assumes the issuance of an aggregate of 1,019,047 shares of Common Stock upon the full exercise of all of the Warrants on December 3, 2025, for a total of 10,386,910 shares of Common Stock and Exchangeable Shares outstanding as of December 3, 2025.

(3)	The shares of Common Stock shown to be beneficially owned by Brio Capital Master Fund Ltd. (“Brio”) before this offering consist of (i) 359,913 shares of Common Stock beneficially owned by Brio and (ii) 113,192 shares of Common Stock issuable upon exercise of the Common Warrants beneficially owned by Brio. The shares of Common Stock shown to be beneficially owned by Brio before this offering excludes (1) (i) 839,188 shares of Common Stock issuable upon exercise of the Common Warrants beneficially owned by Brio, (ii) 952,380 shares of Common Stock issuable upon exercise of Series A warrants beneficially owned by Brio, and (iii) 952,380 shares of Common Stock issuable upon exercise of Series D warrants beneficially owned by Brio, because, in each case, such warrants contain a blocker provision under which the holder thereof does not have the right to exercise the warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates, of more than 4.99% of the outstanding Common Stock (such provision, a “Blocker Provision”), and (2) 137,380 shares of Common Stock (the “Abeyance Shares”) being held in abeyance that were not issued upon Brio’s exercise of Existing Warrants, because such warrants contained a Blocker Provision. The shares of Common Stock shown to be beneficially owned by Brio after this offering consist of (i) 359,913 shares of Common Stock beneficially owned by Brio, (ii) 137,380 Abeyance Shares beneficially owned by Brio and (iii) 166,713 shares of Common Stock issuable upon exercise of Series D warrants beneficially owned by Brio. The shares of Common Stock shown to be beneficially owned after this offering excludes (a) 952,380 shares of Common Stock issuable upon exercise of Series A warrants beneficially owned by Brio and (b) 785,667 shares of Common Stock issuable upon exercise of Series D warrants beneficially owned by Brio, because, in each case, such warrants contain a Blocker Provision. The securities are directly held by Brio and may be deemed to be beneficially owned by Shaye Hirsch, who has investment and dispositive power over the securities. The address of Brio and Mr. Hirsch is c/o Brio Capital Management LLC, 100 Merrick Road, Suite 401W, Rockville Centre, NY 11570.

(4)	The shares of Common Stock shown to be beneficially owned by Ladenburg before this offering consist of (i) 26,667 shares of Common Stock issuable upon the exercise of Placement Agent Warrants, which were issued to Ladenburg as compensation in connection with the 2025 Warrant Inducement, (ii) 55,643 shares of Common Stock issuable upon the exercise of warrants issued to Ladenburg as compensation in connection with the Company’s offering from February 2024, and (iii) 62,889 shares of Common Stock issuable upon the exercise of warrants issued to Ladenburg as compensation in connection with the warrant inducement transaction from November 2024 (the “2024 Warrant Inducement”). The shares of Common Stock shown to be beneficially owned by Ladenburg after this offering consist of (i) 55,643 shares of Common Stock issuable upon the exercise of warrants issued to Ladenburg as compensation in connection with the Company’s offering from February 2024, and (ii) 62,889 shares of Common Stock issuable upon the exercise of warrants issued to Ladenburg as compensation in connection with the 2024 Warrant Inducement. Ladenburg is a registered broker dealer with a registered address of 640 Fifth Avenue, 4th Floor, New York, NY 10019. Barry Steiner has voting and dispositive power over the securities held by Ladenburg. Ladenburg acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, Ladenburg had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(5)	The shares of Common Stock shown to be beneficially owned by David Coherd before this offering consist of (i) 4,000 shares of Common Stock issuable upon exercise of Placement Agent Warrants, which were issued to Mr. Coherd as compensation in connection with the 2025 Warrant Inducement, and (ii) 9,433 shares of Common Stock issuable upon exercise of warrants issued to Mr. Coherd as compensation in connection with the 2024 Warrant Inducement. The shares of Common Stock shown to be beneficially owned by Mr. Coherd after this offering consist of 9,433 shares of Common Stock issuable upon exercise of warrants issued to Mr. Coherd as compensation in connection with the 2024 Warrant Inducement. Mr. Coherd has voting and dispositive power over the securities held. Mr. Coherd is an affiliate of Ladenburg, a registered broker-dealer. Mr. Coherd acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, he had no agreement or understanding, directly or indirectly, with any person to distribute such securities. The principal business address of the Selling Stockholder is 640 Fifth Avenue, 4th Floor, New York, NY 10019.

(6)	The shares of Common Stock shown to be beneficially owned by Andrew Moorefield before this offering consist of (i) 3,299 shares of Common Stock issuable upon exercise of Placement Agent Warrants, which were issued to Mr. Moorefield as compensation in connection with the 2025 Warrant Inducement, and (ii) 9,433 shares of Common Stock issuable upon exercise of warrants issued to Mr. Moorefield as compensation in connection with the 2024 Warrant Inducement. The shares of Common Stock shown to be beneficially owned by Mr. Moorefield after this offering consist of 9,433 shares of Common Stock issuable upon exercise of warrants issued to Mr. Moorefield as compensation in connection with the 2024 Warrant Inducement. Mr. Moorefield has voting and dispositive power over the securities held. Mr. Moorefield is an employee of Ladenburg, a registered broker-dealer. The principal business address of the Selling Stockholder is 640 Fifth Avenue, 4th Floor, New York, NY 10019.

(7)	The shares of Common Stock shown to be beneficially owned by Nicholas Stergis before this offering consist of (i) 31,051 shares of Common Stock issuable upon exercise of Placement Agent Warrants, which were issued to Mr. Stergis as compensation in connection with the 2025 Warrant Inducement, (ii) 83,465 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Stergis as compensation in connection with the Company’s offering from February 2024, and (iii) 70,751 shares of Common Stock issuable upon exercise of warrants issued to Mr. Stergis as compensation in connection with the 2024 Warrant Inducement. The shares of Common Stock shown to be beneficially owned by Mr. Stergis after this offering consist of (i) 83,465 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Stergis as compensation in connection with the Company’s offering from February 2024, and (ii) 70,751 shares of Common Stock issuable upon exercise of warrants issued to Mr. Stergis as compensation in connection with the 2024 Warrant Inducement. Mr. Stergis has voting and dispositive power over the securities held. Mr. Stergis is an affiliate of Ladenburg, a registered broker-dealer. Mr. Stergis acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, he had no agreement or understanding, directly or indirectly, with any person to distribute such securities. The principal business address of the Selling Stockholder is 640 Fifth Avenue, 4th Floor, New York, NY 10019.

(8)	The shares of Common Stock shown to be beneficially owned by Daniel Daley before this offering consist of 1,650 shares of Common Stock issuable upon exercise of Placement Agent Warrants, which were issued to Mr. Daley as compensation in connection with the 2025 Warrant Inducement. Mr. Daley has voting and dispositive power over the securities held. Mr. Daley is an employee of Ladenburg, a registered broker-dealer. The principal business address of the Selling Stockholder is 640 Fifth Avenue, 4th Floor, New York, NY 10019.

Material Relationships Between the Selling Stockholders and Peraso

November 2024 Warrant Inducement

We engaged Ladenburg to act as our exclusive placement agent in connection with the 2024 Warrant Inducement in November 2024, which transaction was substantially similar to the transaction described above under the heading “Private Placement.” We paid Ladenburg a cash fee equal to 8.0% of the gross proceeds received from the exercise of certain of our existing warrants by some of its holders in connection with such 2024 Warrant Inducement transaction, as well as a management fee equal to 1.0% of the total gross proceeds from the exercise of such warrants. We also reimbursed Ladenburg for its expenses in connection with the private placement consummated in connection with the 2024 Warrant Inducement in an amount of $30,000, and we issued Ladenburg and its designees placement agent warrants to purchase up to 157,223 shares of our Common Stock as compensation. The shares underlying such placement agent warrants were registered for resale pursuant to a registration statement on Form S-3 (File No. 333-283573) originally filed with the SEC on December 3, 2024, and declared effective on December 10, 2024.

February 2024 Public Offering

In February 2024, we entered into an underwriting agreement with Ladenburg as the sole underwriter, relating to the issuance and sale in a public offering of (i) 480,000 shares of Common Stock, (ii) pre-funded warrants to purchase up to 1,424,760 shares of Common Stock, (iii) Series A warrants to purchase up to 3,809,520 shares of Common Stock, (iv) Series B warrants to purchase up to 3,809,520 shares of Common Stock, and (v) up to 285,714 additional shares of Common Stock, Series A warrants to purchase up to 571,428 shares of Common Stock and Series B warrants to purchase up to 571,428 shares of Common Stock that could be purchased pursuant to a 45-day option to purchase additional securities granted to Ladenburg by the Company. Ladenburg partially exercised this option on February 7, 2024 for 82,500 shares of Common Stock, Series A warrants to purchase up to 165,000 shares of Common Stock and Series B warrants to purchase up to 165,000 shares of Common Stock. The public offering, including the additional shares of Common Stock, Series A warrants and Series B warrants sold pursuant to the partial exercise of Ladenburg’s option, closed on February 8, 2024. On February 8, 2024, pursuant to the underwriting agreement, we issued Ladenburg and its designees representative warrants to purchase up to an aggregate of 139,108 shares of Common Stock at an exercise price of $2.625, subject to adjustments, which are exercisable at any time and from time to time, in whole or in part, until February 8, 2029.

ATM Program

On August 30, 2024, we entered into an At The Market Program (the “ATM Program”) with Ladenburg, as agent. We are not obligated to make any sales under the ATM Program. When we issue sale notices to Ladenburg, we designate the maximum amount of shares to be sold by Ladenburg daily and the minimum price per share at which shares may be sold. Ladenburg may sell shares by any method permitted by law deemed to be an “at-the-market offering” as defined in Rule 415(a)(4) under the Securities Act or in privately negotiated transactions.

September 2025 Warrant Inducement

We engaged Ladenburg to act as our exclusive placement agent in connection with the 2025 Warrant Inducement, as described above under the heading “Private Placement.” We paid Ladenburg a cash fee equal to 9.0% of the gross proceeds received from the Holder’s exercise of its Existing Warrants. We also reimbursed Ladenburg for its expenses in connection with the Private Placement in an amount of $45,000, and we issued Ladenburg and its designees the Placement Agent Warrants as compensation. The shares underlying the Placement Agent Warrants are being offered for resale in the registration statement of which this prospectus forms a part.

USE OF PROCEEDS

The Common Stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of Common Stock in this offering. We will pay all of the fees and expenses incurred by us in connection with this registration. However, we will receive the proceeds of any cash exercise of the Warrants. We intend to use the net proceeds from any cash exercise of the Warrants, if any, for general corporate purposes, which may include research and development, sales and marketing initiatives and general administrative expenses, working capital and capital expenditures.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep the registration statement of which this prospectus forms a part effective until the earlier of (i) the date that the Holder no longer owns any Common Warrants or Common Warrant Shares or (ii) the Delegend Date. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Our Common Stock is listed on Nasdaq under the symbol “PRSO.”

DESCRIPTION OF CAPITAL STOCK

Capital Stock

The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, as amended, including the certificates of designation, as amended, setting forth the terms of our preferred stock. This summary is not intended to give full effect to provisions of statutory or common law. We urge you to review the following documents because they, and not this summary, define the rights of a holder of shares of Common Stock and preferred stock:

●	the General Corporation Law of the State of Delaware (the “DGCL”), as it may be amended from time to time;

●	our certificate of incorporation, as it may be amended or restated from time to time; and

●	our bylaws, as they may be amended or restated from time to time.

General

As of the date of the registration statement of which this prospectus forms a part, our authorized capital stock currently consists of 140,000,000 shares, which are divided into two classes consisting of 120,000,000 shares of Common Stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.

As of December 3, 2025, there were 9,311,877 shares of Common Stock outstanding and one share of Series A special voting preferred stock outstanding. In addition, as of December 3, 2025, there were:

●	137,380 shares of Common Stock being held in abeyance for the benefit of a former holder of exercised warrants that were subject to beneficial ownership limitations;

●	55,986 shares of Common Stock issuable upon the exchange of Exchangeable Shares;

●	1,321,986 shares of Common Stock issuable upon the exercise of outstanding stock options, which options have a weighted average exercise price of $3.38 per share;

●	2,546 shares of Common Stock issuable upon the vesting of restricted stock units;

●	213,892 shares of Common Stock available for future issuance under the Company’s Amended and Restated 2019 Stock Incentive Plan;

●	7,143 shares of Common Stock issuable upon exercise of warrants dated June 2, 2023, at $28.00 per share;

●	142,857 shares of Common Stock issuable upon exercise of placement agent warrants dated June 2, 2023, at $28.00 per share;

●	91,875 shares of Common Stock issuable upon exercise of warrants dated November 30, 2022, at $40.00 per share;

●	3,974,520 shares of Common Stock issuable upon exercise of Series A warrants dated February 8, 2024, at $2.25 per share;

●	139,108 shares of Common Stock issuable upon exercise of underwriter warrants dated February 8, 2024, at $2.625 per share;

●	1,293,650 shares of Common Stock issuable upon exercise of Series C warrants dated November 6, 2024, at $1.61 per share;

●	2,246,030 shares of Common Stock issuable upon exercise of Series D warrants dated November 6, 2024, at $1.61 per share;

●	157,223 shares of Common Stock issuable upon exercise of placement agent warrants dated November 6, 2024, at $1.625 per share;

●	952,380 shares of Common Stock issuable upon exercise of Series E warrants dated September 12, 2025, at $1.25 per share; and

●	66,667 shares of Common Stock issuable upon exercise of Placement Agent Warrants dated September 12, 2025, at $1.475 per share.

Common Stock

At December 3, 2025, 9,311,877 shares of our Common Stock were outstanding and held of record by 43 stockholders (not including 137,380 shares of our Common Stock being held in abeyance for the benefit of a former holder of exercised warrants that were subject to beneficial ownership limitations). The actual number of stockholders is significantly greater than this number of record stockholders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of stockholders of record also does not include stockholders whose shares may be held in trust by other entities.

Each holder of our Common Stock is entitled to:

●	one vote per share on all matters submitted to a vote of the stockholders;

●	dividends as may be declared by our board of directors out of funds legally available for that purpose, subject to the rights of any preferred stock that may be outstanding; and

●	his, her or its pro rata share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock in the event of liquidation.

Holders of Common Stock have no cumulative voting rights, redemption rights or preemptive rights to purchase or subscribe for any shares of our Common Stock or other securities. All of the outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors has the authority, subject to any limitations prescribed by Delaware law, to issue shares of preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares constituting any series to be established, without any further vote or action by the stockholders. Any shares of our preferred stock so issued may have priority over our Common Stock with respect to dividend, liquidation and other rights.

Our board of directors may authorize the issuance of our preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. Although the issuance of our preferred stock could provide us with flexibility in connection with possible acquisitions and other corporate purposes, under some circumstances, it could have the effect of delaying, deferring or preventing a change of control.

Series A Special Voting Preferred Stock and Exchangeable Shares

We were formerly known as MoSys, Inc. (“MoSys”). On September 14, 2021, we and our subsidiaries, 2864552 Ontario Inc. and 2864555 Ontario Inc., entered into the Arrangement Agreement (the “Arrangement Agreement”) with Peraso Technologies Inc. (“Peraso Tech”), a privately-held corporation existing under the laws of the province of Ontario, to acquire all of the issued and outstanding common shares of Peraso Tech (“Peraso Shares”), including those Peraso Shares to be issued in connection with the conversion or exchange of secured convertible debentures and common share purchase warrants of Peraso Tech, as applicable, by way of a statutory plan of arrangement (the “Arrangement”), under the Business Corporations Act (Ontario).

Pursuant to the completion of the Arrangement, each Peraso Share that was issued and outstanding immediately prior to December 17, 2021 was converted into the right to receive newly issued shares of Common Stock of the Company or shares of 2864555 Ontario Inc., which are exchangeable for shares of the Company’s Common Stock (the “Exchangeable Shares”) at the election of each former Peraso Tech stockholder.

In connection with the Arrangement Agreement, on December 15, 2021, the Company filed the Certificate of Designation of Series A Special Voting Preferred Stock (the “Series A Certificate of Designation”) with the Secretary of State of the State of Delaware to designate Series A Special Voting Preferred Stock (the “Special Voting Share”) in accordance with the terms of the Arrangement Agreement in order to enable the holders of Exchangeable Shares to exercise their voting rights.

Each Exchangeable Share is exchangeable for one share of Common Stock of the Company and while outstanding, the Special Voting Share enables holders of Exchangeable Shares to cast votes on matters for which holders of the Common Stock are entitled to vote, and by virtue of the share terms relating to the Exchangeable Shares, to receive dividends that are economically equivalent to any dividends declared with respect to the shares of Common Stock.

A more detailed description of the Exchangeable Shares and the preferences, rights and limitations of the Special Voting Share is set forth in the Definitive Proxy Statement we filed with the SEC on October 18, 2021. The foregoing description of the Series A Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed as Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on December 20, 2021.

Antitakeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and of Delaware Law

Certain provisions of our charter documents and Delaware law could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our Common Stock.

Bylaws. Our bylaws provide that special meetings of stockholders may be called only by our chairman of our board of directors, our chief executive officer, a majority of the total number of authorized directors or any individual holder of 25% of the outstanding shares of Common Stock. These provisions could delay consideration of a stockholder proposal until the next annual meeting. Our bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In addition, under our bylaws newly created directorships resulting from any increase in the number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause during a director’s term in office can be filled by the vote of the remaining directors in office, and the board of directors is expressly authorized to amend the bylaws without stockholder consent. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

Delaware Anti-Takeover Statute. Section 203 of the DGCL generally prohibits a publicly-held Delaware corporation from engaging in an acquisition, asset sale or other transaction resulting in a financial benefit to any person who, together with affiliates and associates, owns, or within three years did own, 15.0% or more of a corporation’s voting stock. The prohibition continues for a period of three years after the date of the transaction in which the person becomes an owner of 15.0% or more of the corporation’s voting stock, unless the business combination is approved in a prescribed manner. The statute could prohibit, delay, defer or prevent a change in control with respect to our company.

Indemnification

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and to our certificate of incorporation, as amended, and our bylaws.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation states that, to the fullest extent permitted by the DGCL as it may be amended, none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. The certificate of incorporation also states that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify and hold harmless all of our directors. To the extent permitted by applicable law, we are also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits us to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory) with respect to actions for breach of duty to us, our stockholders, and others.

As permitted by our certificate of incorporation and the DGCL, our bylaws provide that we shall indemnify our directors and officers against actions by third parties, and that we shall indemnify our directors, officers and employees against actions brought by or on behalf of the Company. The bylaws also permit us to secure insurance on behalf of any officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability arising out of his or her actions in that capacity if he or she is serving at our request. We have obtained officer and director liability insurance with respect to liabilities arising out of various matters, including matters arising under the Securities Act.

We have entered into agreements with each of our directors that, among other things, indemnify them for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by us or in our right, arising out of the person’s services as a director or officer of ours or any other company or enterprise to which the person provides services at our request.

In the ordinary course of business, we enter into contractual arrangements under which we may agree to indemnify the counter-party from losses relating to a breach of representations and warranties, a failure to perform certain covenants, or claims and losses arising from certain external events as outlined within the contract, which may include, for example, losses arising from litigation or claims relating to past performance. Such indemnification clauses may not be subject to maximum loss clauses. We have also entered into indemnification agreements with our officers and directors. No material amounts related to these indemnifications were reflected in our consolidated financial statements for the year ended December 31, 2024 or six months ended June 30, 2025.

The Company has not estimated the maximum potential amount of indemnification liability under these agreements due to the limited history of prior claims and the unique facts and circumstances applicable to each particular agreement. To date, the Company has not made any payments related to these indemnification agreements.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP, New York, New York.

EXPERTS

The consolidated financial statements of Peraso Inc. as of and for the years ended December 31, 2024 and 2023, appearing in Peraso Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, have been audited by Weinberg & Company, P.A., independent registered public accounting firm, as set forth in their report therein, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern. Such consolidated financial statements are incorporated herein by reference in reliance upon the report of such firm given their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our securities, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. Specifically, we incorporate by reference the documents and information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) listed below:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 28, 2025;

●	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 13, 2025, August 13, 2025 and November 12, 2025, respectively;

●	our Current Reports on Form 8-K filed with the SEC on February 14, 2025, April 4, 2025, May 2, 2025, June 20, 2025, June 27, 2025, July 11, 2025, August 5, 2025, August 19, 2025, September 5, 2025, September 9, 2025, September 12, 2025, September 22, 2025, October 6, 2025, October 10, 2025, October 31, 2025, November 21, 2025 and December 9, 2025; and

●	the description of our Common Stock contained in the “Description of the Registrant’s Securities” filed as Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 28, 2025.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including any information furnished under Item 2.02, 7.01, or 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein) after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as subsequent to the effectiveness of such registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement, of which this prospectus forms a part, and to be a part hereof from the date of filing of such documents.

Any statement contained in this prospectus or contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed supplement to this prospectus, or document deemed to be incorporated by reference into this prospectus, modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Peraso Inc.

2033 Gateway Place, Suite 500

San Jose, California 95110

(408) 418-7500

Attention: Chief Financial Officer

You may also access these filings on our website at www.perasoinc.com. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide different or additional information on our behalf. An offer of these securities is not being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of those respective documents.

1,019,047 Shares of Common Stock

Issuable Upon Exercise of Outstanding Warrants

PROSPECTUS

December 8, 2025